EX-10.1

ADVICE OF BORROWING TERMS

Relationship Office:	Commercial Banking South Yorkshire	Date: 01 April 2002

Borrower(s)		Registered Number:
C J Vander Limited &		763852
International Silver Company Limited		03768277

We intend that the facilities listed in Part 1 of the attached Facility Schedule (the “on-demand facilities”) should remain available to the borrower(s) until 30 October 2002 and all facilities should be reviewed on or before that date.  The facilities are, however, subject to the following:-

•                  the terms and conditions below,

•                  the specific conditions applicable to an individual facility as detailed in the Facility Schedule,

•                  the Security detailed in the attached Security Schedule, and

•                  the attached General Terms.

All amounts outstanding are repayable on demand which may be made by us at our discretion at any time and the facilities may be withdrawn, reduced, made subject to further conditions or otherwise varied by us giving notice in writing.

Preconditions:

Preconditions which must be satisfied before facilities can be utilized:

•                  A signed copy of this Advice of Borrowing Terms to be returned to us.

•                  Receipt of a certified copy of a resolution of your board of directors confirming:-

•                  Certification by the chairman of the meeting that a valid quorum was present and the meeting was duly convened

•                  Agreement to give security (if applicable)

•                  acceptance of the terms and conditions of the facility/facilities

•                  authorization of a person or persons to sign the Form of Acceptance in this Advice of Borrowing Terms and to take such other action as may be necessary for the purpose of the facility/facilities

•                  Completed Application forms for the Advanced Payment Guarantees in favor of Charles Kendall & Partners Limited and executed counter indemnity in respect of the guarantees given by CJ Vander Limited.

Conditions:

The following conditions must be satisfied at all times while the facilities are outstanding, but this will not affect our right to demand repayment at any time:

•                  The Advance Payment Guarantees in favour of Charles Kendall & Partners Limited are issued subject to the following conditions:-

•                  Advance Payment monies (2 x £168000) received are to be held in a separate account designated Natwest Bank re CJ Vander Limited.  Interest earned on the balance of the account to be credited to the account of CJ Vander Limited.  Alternatively the initial Advance Payment of £168,000 is held on the designated account with a reduction of £168,000 to the agreed composite facility of £250,000 (ie reducing to £82,000) upon the issue of the second Advanced Payment Guarantee.

•                  A formal charge over these balances to be executed by CJ Vander Limited.

•                  The funds are to be held on deposit and/or reduced composite facility are to remain in place until the Bank’s liability under the Advance Payment Guarantees ceases or satisfactory alternative security is held.

•                  Audited accounts to be provided to us within 180 days of the financial year end to which they relate.

•                  Monthly management accounts to be provided to us within 21 days of the end of the month to which they relate; to include Profit & Loss, Balance Sheet and Aged Debtor/Creditor listings with suitable commentary/explanations re any divergence from budget.

•                  Facilities remain available subject to our agreed lending formula calculated on the following basis:

[Debtors<3 months + Stock x 40%] to cover utilized facilities in a ratio of minimum 2:1

Given the current trading of C J Vander Ltd and insolvent balance sheet footings (ie treating the parental support as a long term liability), we will continue to extend existing levels of support on the basis of the clear integrity of the parent undertaking.

Interest Set Off:

Cleared debit and cleared credit balances in the same currency on non-interest bearing current accounts and loan accounts repayable on demand specified below (the “Interest Set Off Accounts”) will be used to calculate, on a daily basis, the net cleared debit balance of the Interest Set Off Accounts.  The Interest Set Off Accounts, which we have agreed are to be set off for Interest calculation purposes, are detailed in the attached Facility Schedule which also specifies the frequency at which interest will be payable and the rate or rates at which it will be charged on the net cleared debit balance.

Cleared debit balances which are set off on a daily basis by cleared credit balances on the Interest Set Off Accounts will incur interest at the Set Off Rate specified in the attached Facility Schedule.

Other Fees and Costs

The following fees are due, in addition to the specific Arrangement Fee(s) detailed in the Facility Schedule:

Fee Type	Amount	Account to be debited	Date to be debited
Security Fee - Charge over credit balances held	£50		Upon completion of the formal charge

/s/ A Tyas
Manager
Commercial Banking
For and on behalf of
National Westminster Bank Plc

Acceptance:

•                     To signify your agreement to the terms and conditions outlined above please sign and return the enclosed copy of this Advice of Borrowing Terms within 28 Days.

Form of Acceptance

I accept the facility/facilities on the above terms and conditions and confirm that that I have been authorised by the Board(s) of Directors of the Borrower(s) to sign this Form of Acceptance on behalf of the Borrower(s).

By (name and title):	/s/ Stephen Wilfin, Finance Manager	Date:	15th April 2002

For and on behalf of: C J Vander Limited

By (name and title):	/s/ Stephen Wilfin, Finance Manager	Date:	15th April 2002

For and on behalf of: International Silver Limited